AVSC TO ELIMINATE $288 MILLION IN DEBT THROUGH PRE-NEGOTIATED
                             PLAN OF REORGANIZATION


                    OBTAINS $20 MILLION IN NEW DIP FINANCING




LONG BEACH -- DECEMBER 17, 2001 - Audio Visual Services  Corporation(TM)  (AVSV:
OTC) announced today that the Company has reached an agreement with the lenders under its current credit facilities, pursuant to which those lenders will convert approximately $288 million of existing debt into 100% of the common stock of the Company, subject to dilution for certain issuances of common stock to the Company's directors and management.

The Company further announced that it and its domestic subsidiaries have filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York, to implement the pre-negotiated plan of reorganization to reduce the Company's outstanding indebtedness. The Company expects that it will emerge from the reorganization process by April 2002.

Robert Ellis, Chairman and CEO of the Company commented: "The Company has been and continues to struggle with its current level of debt which built up as a consequence of the acquisition strategy pursued in the late 1990's. Over the last 18 months, the Company's new management team managed the business to increase profitability to a point where the Company's outstanding indebtedness could be successfully refinanced. However the general economic downturn that started at the beginning of 2001 and the events of September 11th have had a direct impact on the Company. The Company's business divisions experienced an increasing decline in same-store hotel site revenues through the year as the number and size of business meetings were reduced in response to the economic downturn. In the immediate aftermath of the events of September 11, many business meetings were cancelled or postponed. While we have seen some recovery since early October, we believe that events of September 11 will continue to contribute to the decline in the number and size of business meetings being held in the medium term. The agreement reached with our lenders provides for a more appropriate capital structure, sufficient cash to fund operations and the ability to access capital to fund new growth initiatives. Most importantly, the terms of this agreement do not affect our operations, customers, suppliers or employees."

The Company also announced that it has received $20 million in debtor-in-possession (DIP) financing from a syndicate of financial institutions led by JP Morgan Chase, which the Court has approved, subject to a final confirmatory hearing. The DIP facility will provide the Company with additional liquidity to fund operations during the restructuring process, enabling the Company to continue purchasing goods and services in the ordinary course and facilitating the Company's provision of new audio visual equipment for its customers and clients.

The Company's operations will continue without interruption and vendors and employees will be paid in the ordinary course of business. In addition, the Company has obtained authorization from the Court to pay all amounts owed to employees and vendors before and after the petition date, so that there will be no interruption in the Company's operations or in the fulfillment of any obligations to employees and vendors. The Company will maintain its commitment to providing the highest quality audiovisual equipment and related services to its customers and clients. Vendors will be paid for all goods furnished and services provided. The Company's international operations are not included in the Chapter 11 filing and will continue to conduct business as usual.

AVSC is a leading provider of audiovisual equipment rentals, staging services and related technical support services to hotels, event production companies, trade associations, convention centers and corporations in the United States. In addition to its United States operations, the Company has operations in Canada, Mexico, the United Kingdom, Belgium, and the Caribbean. AVSC is listed on the OTC Bulletin Board and trades under the symbol AVSV.

Certain statements contained herein may be deemed to be forward-looking statements as defined in the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods or plans for future periods to differ materially from what is currently anticipated. Those risks include, among others, general competitive factors, the Company's ability to continue operational improvements in its businesses, the Company's ability to comply with the terms of its bank credit agreements, the Company's ability to successfully execute a refinancing or restructuring plan to address its outstanding indebtedness, the seasonality and episodic nature of the Company's business, the resolution of the shareholder class action lawsuit currently pending against the Company and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. The Company assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

                                      # # #

FOR FURTHER INFORMATION, CONTACT:
Digby J. Davies                             Mike Smargiassi
President and COO                           Brainerd Communicators, Inc.
AVSC 562-366-0136                           212-986-6667